EXHIBIT 21


                   LIST OF REGISTRANT'S ACTIVE SUBSIDIARIES


OPUS DIAGNOSTICS INC.
Delaware corporation
100% owned


M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC.
Delaware corporation
57.53% owned


M.C.M. ENVIRONMENTAL TECHNOLOGIES, LTD.
Israeli corporation
100% owned by M.C.M. Environmental Technologies, Inc.


STERIMED RENAL INC.
Delaware corporation
80% owned by M.C.M. Environmental Technologies, Inc.